CHASSIS HOLDINGS I LLC

LIMITED LIABILITY COMPANY AGREEMENT

(i)

CHASSIS HOLDINGS I LLC
(a Delaware Limited Liability Company)

     LIMITED LIABILITY COMPANY AGREEMENT of Chassis Holdings I LLC (the “Company”), dated as of July 1, 2001, by and among each of the persons listed on Schedule 1 attached hereto, as members. The parties to this agreement are sometimes hereinafter referred to individually as a “Member” and collectively as the “Members.”

     WHEREAS, this Agreement is being entered into by the Members to set forth in their entirety the terms and conditions of the agreement of the Members with respect to the operation of the Company; and

     WHEREAS, the Company is being formed to acquire certain assets and subject to the assumption of certain related liabilities of certain of the Members;

     NOW, THEREFORE, in consideration of the covenants and agreements made herein, the Members, intending to be legally bound, hereby agree as follows:

ARTICLE I

FORMATION OF COMPANY

     1.1. Formation of the Company. Pursuant to the provisions of the Delaware Act, the Members hereby agree to form the Company as a Delaware limited liability company. The Members agree that each of them shall execute and file all certificates and documents necessary or appropriate for the formation and continuance of the Company or for the qualification of the Company to do business.

     1.2. Name. The name of the Company is “Chassis Holdings I LLC.”

1.3. Principal Office of Company. The principal office of the Company is located at 211 College Road East, Princeton, New Jersey 08450. The address of the registered office and the name of the registered agent for service of process required to be maintained by Section 18-104 of the Delaware Act are: The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

     1.4. Purposes. The purposes of the Company are (a) to own and lease intermodal chassis, and (b) to take all actions necessary, appropriate, advisable, incidental or convenient to carry out the foregoing.

     1.5. Term. The term of the Company shall continue until December 31, 2050 unless the Company is sooner dissolved pursuant to the provisions hereof.

     1.6. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

     “Adjusted Capital Account Deficit” shall mean the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) crediting to such Capital Account any amounts that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Sections 1.704-1 (b)(2)(ii)(b)(3), 1.704-1(b)(2)(ii)(c), 1.704-2(g), and 1.704-2(i)(5) of the IRS Regulations, and (ii) debiting to such Capital Account the items described in Section 1.704(b)(2)(ii)(d)(4), (5), and (6) of the IRS Regulations.

     “Agreement” shall mean this Limited Liability Company Agreement, as the same may be amended from time to time.

     “Capital Account” shall mean the capital account established and maintained for each Member pursuant to Section 2.4 hereof.

     “Capital Contributions” shall mean the sum of Initial Capital Contributions. The Initial Capital Contributions as of the date hereof are set forth opposite each Member’s name on Schedule 1 attached hereto.

     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor federal tax law.

     “Common Unit” shall have the meaning set forth in Section 2.1.

     “Company Minimum Gain” shall mean “partnership minimum gain” as set forth in Section 1.704-2(d) of the IRS Regulations.

     “Delaware Act” shall mean the Delaware Limited Liability Company Act, as amended from time to time.

     “Depreciation” shall mean, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis. If any asset shall have a zero adjusted basis for federal income tax purposes, Depreciation shall be determined utilizing any reasonable method selected by the Members.

     “Distributable Cash” shall mean the cash (excluding cash from Net Proceeds) of the Company at the time of determination in excess of (a) amounts held in the sole and absolute discretion of the Managing Member for investment or reinvestment in respect of the Company in accordance with this Agreement and (b) any reserves determined in the sole and absolute discretion of the Managing Member to be necessary or appropriate in respect of known or unknown Company obligations or contingencies.

     “Fair Market Value” shall mean the value of the particular asset or interest in question determined on the basis of an arm’s length transaction for cash between an informed and willing seller (under no compulsion to sell) and an informed and willing purchaser (under no compulsion to purchase), taking into account, among other things, the anticipated cash flow, taxable income and taxable loss attributable to the asset or interest in question. Except as otherwise expressly set forth herein, in the case of any asset other than a marketable security, the Fair Market Value shall be determined by the Managing Member; in determining the value of any asset other than a marketable security, the Managing Member may, but shall not be under any obligation to, engage an independent appraiser having recognized qualifications necessary in order to make such determination and the fees and expenses of such appraiser shall be borne by the Company. Except as otherwise expressly set forth herein, in the case of any marketable security at any date, the Fair Market Value of such security shall equal the closing sale price of such security on the business day (on which any national securities exchange is open for the normal transaction of business) next preceding such date, as appearing in any published list of any national securities exchange or in the National Market List of the National Association of Securities Dealers, Inc., or, if there is no such closing sale price of such security, the final price of such security at face value quoted on such business day by a financial institution of recognized standing which regularly deals in securities of such type.

     “Fiscal Year” shall mean the fiscal year of the Company, which shall be the twelve (12) month period ending on December 31st of each year; provided, however, that the initial Fiscal Year shall begin on the date hereof and end on December 31, 2001, and that upon Termination, Fiscal Year means the period from the day after the end of the last preceding Fiscal Year to the date of Termination.

     “Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

     (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset, as determined by the Managing Member (as evidenced by this Agreement or an amendment hereto);

     (b) The Gross Asset Values of all assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member, as of the following times: (i) the acquisition of an interest or an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or other consideration; (ii) the distribution by the Company to a Member of more than a de minimis amount of property or money as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the IRS Regulations; provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Members determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;

     (c) The Gross Asset Value of any asset distributed to a Member shall be the gross Fair Market Value of such asset on the date of distribution;

     (d) The Gross Asset Values of assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the IRS Regulations, clause (f) of the definition of Net Income and Net Loss and Section 3.2(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent the Managing Member determines that an adjustment pursuant to paragraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

     (e) If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b), or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

     “Initial Capital Contribution” shall have the meaning set forth in Section 2.1.

     “IRS Regulations” shall mean the rules, regulations, orders and interpretations of rules, regulations and orders adopted under the Code, as in effect from time to time.

     “Managing Member” shall mean Trac Lease, Inc.

     “Member” shall mean any of the persons listed on Schedule 1 attached hereto or any person who becomes a member pursuant to Section 7.3.

     “Member Nonrecourse Debt” shall mean “partner non-recourse debt” as set forth in Section 1.704-2(b)(4) of the IRS Regulations.

     “Member Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(2) and (3) of the IRS Regulations.

     “Member Nonrecourse Deductions” shall mean “partnership nonrecourse deductions” as set forth in Section 1.704-2(i)(2) of the IRS Regulations. For any Fiscal Year, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt equals the excess, if any, of the net increase, if any, in the amount of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt over the aggregate amount of any distributions during such Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain, determined according to the provisions of Section 1.704-2(i)(2) of the IRS Regulations.

     “Membership Interest” shall mean, with respect to any person, all of the interests of that person in the Company, including, without limitation, such person’s (i) right to a distributive share of profits and losses of the Company, (ii) right to a distributive share of Company assets, and (iii) right, if any, to participate in the management and control of the business and affairs of the Company.

     “Net Income” and “Net Loss” means, with respect to any Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

     (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definitional Section shall be added to such taxable income or loss;

     (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the IRS Regulations, and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definitional Section, shall be subtracted from such taxable income or loss;

     (c) In the event the Gross Asset Value of any asset is adjusted pursuant to paragraph (b) or (c) under the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

     (d) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

     (e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition thereof;

     (f) To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Units, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

     (g) Notwithstanding any other provision of this definitional Section, any items which are specially allocated under this Agreement shall not be taken into account in computing Net Income or Net Loss.

     “Net Proceeds” shall mean, with respect to any transaction or event, the cash realized by the Company from such transaction or event after deduction of (a) the amount paid in respect of any secured loan or other indebtedness or encumbrance at the closing of such transaction or event, (b) the costs and expenses incurred by the Company relating to such transaction or event and (c) such reserves as are deemed necessary by the Managing Member for contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with such transaction or event, which reserves may be held in escrow for a period of time deemed appropriate by the Managing Member and then distributed to the Members in accordance with the provisions of this Agreement as if such reserves had been distributed at the time of distribution of the Net Proceeds.

     “Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(b)(1) of the IRS Regulations. The amount of Nonrecourse Deductions for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year, over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Section 1.704-2(c) of the IRS Regulations.

     “Preferred Unit” shall have the meaning set forth in Section 2.1.

     “Preferred Unit Net Investment” shall mean, with respect to a Preferred Unit holder as of any date (including any transferee of a Preferred Unit permitted by this Agreement), the net amount of all capital contributions made by such Unit holder (or its predecessor holder) in cash or property in respect of Preferred Units, reduced, by all previous distributions in cash or property made to such Preferred Unit holder (or its predecessor holder) pursuant to Section 4.2(b)(iii), and further, reduced by distributions in cash or property in redemption of Units pursuant to Section 8.2(b). Property, for purposes of this Section, shall be valued at its fair market value on the date of contribution or distribution, as the case may be. If the valuation of any property comprising a Member’s Net Investment shall subsequently be found to be incorrect, the amount of such Net Investment, the value per Unit assigned in Section 2.1, and the Priority Amount paid or payable thereon, shall be adjusted accordingly to reflect such subsequent adjustment in value.

     “Priority Amount” shall mean, with respect to a holder of a Preferred Unit as of any date, an amount, payable monthly, determined by applying to such holder’s Preferred Unit Net Investment outstanding from time to time an annual rate of (i) five and three-quarter percent (5.75%) from the date hereof through August 31, 2003, and (ii) twelve percent (12%) thereafter, to be calculated on a cumulative (to the extent not distributed annually) and non-compounded basis, reduced by the amount of all Priority Amounts previously paid. The Priority Amount shall be due within five (5) days following the end of each calendar month. The Priority Amount shall not constitute a guaranteed payment for purposes of Section 707(c) of the Code.

     “Pro Rata” shall mean to each Member in proportion to its Units, as applicable.

     “Regulatory Allocation” shall have the meaning set forth in Section 3.2.

     “Termination” shall mean the complete distribution of the assets of the Company to the Members following dissolution and winding up of the Company.

     “Unit” shall mean a Preferred Unit or a Common Unit.

     1.7. Status of Members.

(a) No Personal Liability. The Members shall not have any personal liability whatsoever, whether to the Company, to any Member or to the creditors of the Company, for the debts of the Company or for any of its losses except to the extent required by the Delaware Act or this Agreement.

     (b) No Management Rights. Except to the extent set forth in this Agreement, the Members shall not participate in the management or control of the Company’s business. The Members shall not transact any business for the Company, nor shall they have the power or authority to act for or bind the Company, in their capacity as members, all such powers being vested solely and exclusively in the Managing Member.

     (c) Return of Capital. The Members shall not be entitled to the withdrawal or return of their capital contributions, except to the extent, if any, that distributions made pursuant to this Agreement or upon Termination of the Company may be considered as such by law and then only to the extent provided for herein.

     1.8. Meetings of Members.

     (a) The Members shall have an annual meeting in each year, on a date established by the Managing Member. Special meetings of the Members may be called by the Managing Member.

     (b) Any vote, consent or approval of the Members may be accomplished by written consent in lieu of a meeting signed by Members constituting the required vote for the action so taken.

     (c) Members may participate in a regular or special meeting by, or conduct the meeting through, the use of any means of communication by which all Members participating may simultaneously hear each other during the meeting. Any Member who participates in a meeting in this manner is deemed to be present in person at the meeting, except where a Member participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

     (d) Unless otherwise specified herein or required by law, (i) the Members may act by the affirmative approval of a majority of the Members by Common Units, and (ii) the Preferred Units shall be non-voting.

     1.9. Title and Ownership of Property. Title to and ownership of all property, both real and personal, shall be vested in the Company, and not the Members individually.

ARTICLE II

CAPITAL

     2.1. Units. The interests of the Members in the Company shall be represented by Units. Units shall be comprised of two series, Series A Preferred Units (the “Preferred Units”) and Series B Common Units (the “Common Units”), having respectively the attributes described in this Article and elsewhere in this Agreement. Schedule 1 sets forth, with respect to each Member, the number of Preferred Units and Common Units issued to such Member and such Member’s initial capital contribution (which may be in the form or cash or property (net of associated liabilities)) (“Initial Capital Contribution”) with respect to such Units. Each Unit shall be assigned an initial value of One Dollar ($1.00).

     2.2. Contributions. Each Member has made an initial capital contribution to the Company, in accordance with Section 2.1, in exchange for its Units.

     2.3. No Liabilities. Except as otherwise specifically provided in this Agreement, no Member shall be required to make any further contribution to the capital of the Company to restore a loss, to discharge any liability of the Company or for any other purpose, nor shall the Members personally be liable for any liabilities of the Company except as provided by law or this Agreement.

     2.4. Capital Accounts. A Capital Account shall be established for each Member on the books of the Company. The Capital Account of any Member shall include the fair market value of the Initial Capital Contribution made by such Member as set forth in Section 2.1, (a) increased by the amount of all Net Income allocated to such Member pursuant to Article III; and (b) decreased by (i) the amount of all money distributed to such Member pursuant to Article IV, (ii) the amount of all Net Loss allocated to such Member pursuant to Article III, and (iii) the fair market value of property distributed to such Member by the Company pursuant to Section 8.2(b) or otherwise. The Capital Accounts of the Members shall be further adjusted in accordance with the additional rules set forth in Section l.704-l(b)(2)(iv) of the IRS Regulations, to the extent that such adjustments are not otherwise affected by the foregoing provisions of this Section 2.4.

     2.5. Withdrawal of Capital. A Member may not withdraw its capital, in whole or in part, from the Company without the consent of the Managing Member, which consent may be withheld in the sole discretion of the Managing Member.

ARTICLE III

ALLOCATIONS OF NET INCOME
AND NET LOSS

     3.1. Allocations of Net Income and Net Loss. Subject to the provisions of Section 3.2,

     (a) Net Income for any Allocation Period during any Fiscal Year shall be allocated among the Members:

(i) First, Pro Rata to the Common Unit holders until they have been allocated an amount of Net Income equal to the amount of Net Loss allocated under Section 3.1(b)(v);

(ii) Second, Pro Rata to the Preferred Unit holders until they have received an amount of Net Income equal to the amount of Net Loss allocated under Section 3.1(b)(iv);

(iii) Third, Pro Rata to the Common Unit holders until they have received an amount of Net Income equal to the amount of Net Loss allocated under Section 3.1(b)(iii);

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(iv) Fourth, Pro Rata to the Preferred Unit holders until they have received an amount of Net Income equal to their Priority Amount; and

(v) Fifth, Pro Rata to the Common Unit holders.

(b) Net Loss for any Allocation Period during any Fiscal Year shall be allocated among the Members:

(i) First, Pro Rata to the Common Unit holders until they have been allocated an amount of Net Loss equal to the amount of Net Income allocated under Section 3.1(a)(v);

(ii) Second, Pro Rata to the Preferred Unit holders until they have been allocated an amount of Net Loss equal to the amount of Net Income allocated under Section 3.1(a)(iv);

(iii) Third, Pro Rata to the Common Unit holders until they have been allocated an amount of Net Loss equal to the amount of their positive Capital Account balances;

(iv) Fourth, Pro Rata to the Preferred Unit holders until they have been allocated an amount of Net Loss equal to the amount of their positive Capital Account balances; and

(v) Fifth, Pro Rata to the Common Unit holders.

     3.2. Special Allocations.

     (a) Minimum Gain Chargeback. Notwithstanding any other provision of this Article 3, if there is a net decrease in Company Minimum Gain during any Fiscal Year, the Members shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Section 1.704-2(g)(2) of the IRS Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items so allocated shall be determined in accordance with Section 1.704-2(f) of the IRS Regulations. This Section 3.2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the IRS Regulations and shall be interpreted consistently therewith.

     (b) Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Article 3, except Section 3.2(a), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the IRS Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the IRS Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the IRS Regulations. This Section 3.2(b) is intended to comply with the minimum gain chargeback requirement in such Section of the IRS Regulations and shall be interpreted consistently therewith.

     (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in paragraphs (4), (5) and (6) of Section 1.704-1(b)(2)(ii)(d) of the IRS Regulations, items of Company income and gain shall be specially allocated to such Members in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Members as quickly as possible, provided that an allocation pursuant to this Section 3.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 3 have been tentatively made as if this Section 3.2(c) were not in the Agreement.

     (d) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members in accordance with their respective Units.

     (e) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the IRS Regulations.

     (f) Limitation on Allocation of Net Loss. In no event shall Net Loss be allocated to a Member to the extent such allocation would result in such Member having an Adjusted Capital Account Deficit at the end of any Fiscal Year. Such Net Loss shall be allocated to the other Member, provided, however, that appropriate adjustments shall be made to the allocation of future Net Income in order to offset such specially allocated Net Loss hereunder.

     (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the IRS Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the IRS Regulations.

     (h) Curative Allocations. The allocations contained in Sections 3.2(a) through 3.2(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Code and the IRS Regulations. The Members intend that, to the extent possible, all Regulatory Allocations shall be offset either by other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.2(h). Therefore, notwithstanding any other provisions of this Article 3 (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they reasonably determine to be appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement.

     3.3. Other Allocation Rules.

     (a) For purposes of determining the Net Income, Net Loss, or any other items allocable to any period, Net Income, Net Loss, and any such other items shall be determined on a daily, monthly, or other basis, as reasonably determined by the Members using any permissible method under Code Section 706 and the IRS Regulations thereunder.

     (b) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members for tax purposes in the same proportions as they share Net Income or Net Loss, as the case may be, for the Fiscal Year.

     (c) The Members are aware of the income tax consequences of the allocations made by this Article 3 and hereby agree to be bound by the provisions of this Article 3 in reporting their shares of Company income and loss for income tax purposes.

     (d) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Section 1.752-3(a)(3) of the IRS Regulations, the interest of the Members in Company Net Income equals one hundred percent (100%), in proportion to their Units.

     (e) To the extent permitted by Section 1.704-2(h)(3) of the IRS Regulations, the Members shall treat distributions of Net Proceeds as not allocable to an increase in Company Minimum Gain to the extent the distribution does not cause or increase a deficit balance in the Capital Account of any Member.

     3.4. Tax Allocations: Code Section 704(c).

     (a) In accordance with Code Section 704(c) and the IRS Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

     (b) In the event the Gross Asset Value of any Company property is adjusted pursuant to paragraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the IRS Regulations thereunder. The Members hereby agree that the Company shall elect to use the “traditional method”as described in Section 1.704-3(b) of the IRS Regulations.

     (c) Any elections or other decisions relating to such allocations shall be made by the Members, in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 3.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

     3.5. Change in Allocations. In the event the tax matters member shall determine that it is prudent to modify the allocations set forth herein to comply with the IRS Regulations and/or the Code, the Managing Member shall be directed to make such modifications, provided that such modifications will not have a reasonable likelihood of causing a material adverse effect upon any Member.

ARTICLE IV

DISTRIBUTIONS

     4.1. Payment of Expenses. The Company shall pay such expenses as it shall incur over the course of each Fiscal Year.

     4.2. Cash Distributions.

     (a) Distributable Cash, if any, for each Fiscal Year shall be distributed to the Members in the discretion of the Managing Member, subject to the express provisions of this Agreement, in the following order, to the extent of Distributable Cash:

(i)	First, the holders of Preferred Units shall receive the Priority Amount, Pro Rata in accordance with Preferred Units held;

(ii)	Second, the excess, if any, shall be paid to the holders of Common Units, Pro Rata in accordance with Common Units held, but only to the extent such distribution does not cause the fair market value of the Company’s net assets to be less than 100% of the Preferred Unit Net Investment.

     (b) The Net Proceeds of a capital event or a distribution of Company assets in partial liquidation shall be distributed to the Members, subject to the express provisions of this Agreement, in the order and to the extent provided below:

(i)	First, the holders of Preferred Units shall receive the Priority Amount, Pro Rata in accordance with Preferred Units held;

(ii)	Second, the balance, if any, shall be paid to the holders of Common Units, Pro Rata in accordance with Common Units held, but only to the extent such distribution does not cause the fair market value of the Company’s net assets to be less than 100% of the Preferred Unit Net Investment;

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(iii)	Third, the balance, if any, shall be paid to the holders of Preferred Units and Common Units in the order specified in Section 8.2(b)(ii) and (iii), below.

Notwithstanding the foregoing, the Managing Member shall be entitled to retain for the Company any and all Distributable Cash received during any Fiscal Year and, if the Managing Member shall deem it to be advisable, to use such funds in the interim for purposes deemed appropriate and in the best interests of the Company, including, without limitation, payment of expenses and taxes.

     Distributions with respect to a Fiscal Year shall at least equal the income tax payment requirements of the Members with respect to Net Income allocated to such Members during such Fiscal Year.

     4.3. Distributions In-Kind. If the Company receives an in-kind distribution or if the Managing Member determines it to be in the best interest of the Members that assets be distributed in-kind to the Members, the Managing Member may, in its discretion, make an in-kind distribution to the Members. The Managing Member shall determine the fair market value of any assets distributed in-kind. In-kind distributions need not be Pro Rata, provided, that the fair market value of the combined cash distributions and in-kind distributions made to a Member is in the proportion that would have been distributed to such Member had the in-kind distribution been sold and the Net Proceeds thereof been distributed.

     4.4. Restriction on Distributions. Notwithstanding any other provision of this Agreement, payment of distributions under this Agreement may be made only to the extent permitted by the Delaware Act. No return of Capital Contributions shall be made other than in accordance with the express provisions of this Agreement.

ARTICLE V

MANAGEMENT OF THE COMPANY

     5.1. Managing Member. Except as otherwise limited by this Agreement or applicable law, all powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managing Member.

     5.2. Powers, Rights and Duties of the Managing Member. The Managing Member shall have the full, exclusive and complete authority and discretion in the management and control of the business of the Company and shall make all decisions affecting the business of the Company. The Managing Member shall have all of the rights and powers of a manager as provided in the Delaware Act and as otherwise provided by law.

     5.3. Compensation and Expense Reimbursement of the Managing Member. The Managing Member shall be reimbursed for any expenses incurred by the Managing Member on behalf of the Company.

     5.4. Officers and Employees. The Managing Member may appoint such officers who shall have such power and authority as may be specified by the Managing Member. Officers shall serve at the pleasure of the Managing Member. The initial officers of the Company shall be as set forth on Schedule 2 attached hereto. The Managing Member (or officers designated by the Managing Member) may hire, fire and compensate employees of the Company.

ARTICLE VI

OPERATION OF THE COMPANY

     6.1. Books of Account. The Company shall maintain its books and records and shall determine all items of Net Income and Net Loss and distributions using the accrual method of accounting in accordance with principles applicable in determining taxable income or loss for Federal income tax purposes for partnerships and consistent with accounting methods used by the Company in determining taxable income or loss for Federal income tax purposes. The Managing Member may change the Company’s method of accounting. The Company shall also keep all other records necessary or convenient to record the Company’s business and affairs.

     6.2. Reports. As soon as practicable after the end of each Fiscal Year, there shall be prepared and delivered to each Member a financial statement for the Company consisting of the following: (i) income statements and balance sheets for such Fiscal Year showing separately the computation of Net Income or Net Loss and (ii) the amount of the distributions to the Members and the effect of such distributions on the balance sheet of the Company and the Capital Accounts of each Member. Annually, the Company shall provide a K-1 or equivalent to each Member.

     6.3. Bank Accounts. The bank accounts of the Company shall be maintained in such bank or banks as may be designated by the Managing Member and withdrawals from said accounts shall be made as the Managing Member shall determine. There shall be no commingling of the moneys or funds of the Company with moneys or funds of any Member or any other entity.

     6.4. Tax Matters. The Managing Member shall be the initial “tax matters member”.

ARTICLE VII

TRANSFER; ADDITIONAL MEMBERS

     7.1. Transfer of Shares. No Units shall be transferred, assigned, pledged, mortgaged or otherwise disposed of, in whole or in part, except in compliance with applicable securities laws and upon written notice to the Company. The Company may require from the transferor/transferee such documentation as the Company deems reasonably necessary, prior to registering such transfer on the books of the Company. Transferred Units shall continue to be covered by this Agreement and the Put/Call Agreement dated as of the date hereof. The Common Units and the Preferred Units have not been registered under the Securities Act of 1933 or under the securities laws of any state. They may only be acquired for investment and not with the view to the distribution thereof within the meaning of the Securities Act of 1933. They may not be transferred in the absence of an effective registration statement applicable to said Units except with an opinion of counsel of the holder reasonably satisfactory to the Company to the effect that registration is not required.

7.2. Certificate Legend. If approved by the Managing Member, Units may be evidenced by certificates. All certificates issued by the Company shall bear the following legend:

THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THE COMPANY’S LIMITED LIABILITY COMPANY AGREEMENT DATED AS OF JULY 1, 2001 AND THE PUT/CALL AGREEMENT DATED AS OF JULY 1, 2001. A DUPLICATE COPY OF EACH OF THE LIMITED LIABILITY COMPANY AGREEMENT AND THE PUT/CALL AGREEMENT IS ON FILE AT THE OFFICE OF THE COMPANY.

     7.3. Admission of Additional Members. Additional Members may only be admitted to the Company upon the affirmative vote of the Managing Member. Such admission will be on such terms and conditions as may be agreed to by the Managing Member. No person shall be admitted as an additional Member unless such person agrees to be bound by the terms of this Agreement. Upon the admission (or withdrawal) of a Member, the Capital Account of each Member shall be adjusted in accordance with Section 1.704-1(b)(2)(iv)(f) of the IRS Regulations.

ARTICLE VIII

DISSOLUTION

     8.1. Events Causing Dissolution.

     (a) The happening of any one of the following events shall cause the dissolution of the Company:

(i)	the determination by Members holding a majority of the Common Units and a majority of the Preferred Units, each voting as a separate class, to dissolve the Company, or

(ii)	the expiration of the term of the Company described in Section 1.5 hereof.

     (b) The death, insanity, bankruptcy, receivership, liquidation or dissolution of a Member shall not cause a dissolution of the Company. The rights of such Member to share in the profits and losses of the Company, to receive distributions of Company funds and to assign a Unit shall, on the happening of such an event, devolve upon such Member’s successors and assigns, subject to the terms and conditions of this Agreement; provided, however, that in no event will any such successor or assign become a substituted Member, except as provided in Section 7 hereof.

     8.2. Winding Up of Company Affairs.

     (a) In the event of the dissolution of the Company for any reason, the Managing Member shall proceed promptly to wind up the affairs of the Company. The Managing Member shall have full right and unlimited discretion to determine the time, manner, and terms of any sale or sales of Company property pursuant to such winding up having due regard to the activity and condition of the relevant market and general financial and economic conditions, and having due regard for such Managing Member’s fiduciary obligations to the Company and the Members.

     (b) Upon the termination, winding-up or liquidation of the Company, all the debts and liabilities of the Company shall be paid or provided for, and the Company’s net assets shall be distributed to the Members in liquidation of their interests in the Company, in the following order:

(i)	First, the holders of Preferred Units, in payment of the Priority Amount, shall receive an amount equal to the Priority Amount, Pro Rata in accordance with Preferred Units held;

(ii)	Second, the holders of Preferred Units shall receive an amount equal to, and Pro Rata in accordance with, their Net Investment;

(iii)	Finally the balance, if any, shall be paid to the holders of Common Units, Pro Rata in accordance with Common Units held.

Distributions pursuant to this Section 8.2(b) may be made in cash or property or both, in the discretion of the Managing Member; provided, however, that any distributions of property made pursuant hereto shall be made Pro Rata (based on the fair market value of such property) among the Members in proportion to the respective total distributions being received.

     The Managing Member shall have the right, in its discretion, to place assets of the Company into a liquidating trust or other similar entity.

     (c) The Managing Member shall have the authority to execute and record any and all documents required in connection with the dissolution, winding up and Termination of the Company. Upon completion of the distribution of Company property as provided in Section 8.2(b) hereof, the Company shall be terminated, and the Managing Member shall cause the Certificate of Formation and all qualifications of the Company in jurisdictions to be canceled and shall take such other action as may be necessary to terminate the Company.

     8.3. Distribution on Liquidation. Notwithstanding any other provision of this Agreement, in the event of a liquidation, the Managing Member shall make liquidating distributions within the period prescribed in the IRS Regulations under Section 704(b) of the Code.

ARTICLE IX

INDEMNIFICATION

     9.1. Indemnification. (a) Any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he/she or it is or was the Managing Member, an officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including employee benefit plans) (hereinafter an “indemnitee”), shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification than permitted prior thereto), against expenses (including attorneys’fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnitee in connection with such action, suit or proceeding, if the indemnitee acted in good faith and in a manner he/she or it reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The termination of the proceeding, whether by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe such conduct was unlawful.

     (b) Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he/she or it is or was the Managing Member, an officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including employee benefit plans) shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification than permitted prior thereto), against expenses (including attorneys’fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he/she or it reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such suit or action was brought, shall determine, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     (c) All reasonable expenses incurred by or on behalf of the indemnitee in connection with any suit, action or proceeding, may be advanced to the indemnitee by the Company.

     (d) The rights to indemnification and to advancement of expenses conferred in this article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Agreement, agreement, vote of Members or otherwise.

     (e) The indemnification and advancement of expenses provided by this article shall continue as to a person who has ceased to be the Managing Member, an officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

ARTICLE X

CONFIDENTIALITY

     10.1. Confidentiality. In the course of a Member’s membership in the Company, such Member may have access to trade secrets and confidential information which is not available to the general public. Such information shall be regarded as confidential and shall not be disclosed to any person, firm or corporation unless so authorized in writing by the Managing Member.

ARTICLE XI

GENERAL

     11.1. Delaware Law. This Agreement shall be construed and interpreted in accordance with the laws of Delaware, without regard to principles of conflict of laws.

     11.2. Integration; Amendments. This Agreement is the entire agreement among the parties with respect to the subject matter herein. This Agreement may only be amended in writing by a majority of the Common Units and a majority of the Preferred Units, each voting as a separate class.

     11.3. Notices. All notices required or permitted by this Agreement shall be in writing and shall be sent by personal delivery, including recognized overnight courier service, or certified first class mail, postage prepaid, or facsimile addressed to the address of such Member set forth on Schedule 1 attached hereto (or to such other address as shall from time to time be supplied in writing by notice to the Members in accordance with this Section 11.3). Notices given pursuant to this Section shall be deemed given when received by personal delivery or facsimile or 5 days after the date when mailed at a United States Post Office box or branch office.

     11.4. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

     11.5. Power of Attorney. Provided that the action to be taken is in accordance with the terms of this Agreement, each Member, by executing this Agreement, hereby makes, constitutes and appoints the Managing Member with full power of substitution, the Member’s true and lawful attorney, for the Member and in the Member’s name, place and stead for the Member’s use and benefit to execute, acknowledge, swear to, file and record on the books and records of the Company all certificates, instruments, documents and agreements which the Managing Member determines in its sole and absolute discretion are necessary or desirable to effectuate the provisions of this Agreement. The foregoing power of attorney is deemed to be coupled with an interest and is irrevocable. Such power of attorney may be exercised by the Managing Member either by signing separately as attorney-in-fact, or by listing all of the Members executing any instrument with the signature of the Managing Member as attorney-in-fact for all of them. Such power of attorney will survive the death, incapacity or dissolution of the Member or the assignment of the Member’s interest in the Company. Any person dealing with the Managing Member may conclusively presume and rely upon the fact that any such instrument executed by such agent and attorney-in-fact is authorized, regular and binding without further inquiry. The Member hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Managing Member taken in good faith under such power of attorney.

     11.6. Miscellaneous.

     (a) Titles and Captions. All article or section titles or captions in this Agreement shall be for convenience only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to articles and sections of this Agreement.

     (b) Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

     (c) Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

     (d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

     (e) Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

     (f) Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

     (g) Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

Martin Tuchman Raoul Witteveen Thomas Birnie Graham Owen PRINCETON INTERNATIONAL PROPERTIES By: Name: Title: RADCLIFF GROUP, INC. By: Name: Title: TRAC LEASE INC. By: Name: Title:

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